Exhibit 3.2

CERTIFICATE OF CORRECTION

Super League Enterprise, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1.    The name of the Company (hereinafter called the “Company”) is Super League Enterprise, Inc., a Delaware corporation.

2.    That a Certificate of Designation of Preferences, Rights and Limitations of Series AAA Junior Convertible Preferred Stock (the “Certificate”) was filed by the Secretary of State of Delaware on June 25, 2024, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.    The inaccuracies or defects of said Certificate is that: (1) due to administrative error, the definition of “Additional Investment Rights” failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated; (2) due to administrative error, the definition of “Common Stock Equivalents” in Section 1 of the Certificate included superfluous language that was not intended to be included therein; (3) due to administrative error, the definition of “Junior Securities” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Junior Securities”; (4) due to administrative error, the definition of “Majority Holders” in Section 1 of the Certificate failed to include the other subseries of the Series AAA Junior Convertible Preferred Stock that may be issued , as opposed to accounting for the numerous subseries that were contemplated; (5) due to administrative error, the definition of “Parity Securities” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Parity Securities”; (6) due to administrative error, the definition of “Senior Securities” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Senior Securities”; (7) due to administrative error, the definition of “Series AAA Junior AIR Preferred” in Section 1 of the Certificate erroneously failed to include the other subseries of Series AAA Junior Convertible Preferred Stock when contemplating the definition of “Series AAA Junior AIR Preferred”; (8) due to administrative error, Section 4 of the Certificate erroneously failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated, with all subseries voting as a single, separate class; (9) due to administrative error, Section 5(a) of the Certificate erroneously failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated, with all subseries receiving the same liquidation preference; and (10) due to administrative error, the definition of “Exempt Issuance” in Section 7(a)(ii) failed to account for the potential issuance of more than one subseries of Series AAA Junior Convertible Preferred Stock, as opposed to accounting for the numerous subseries that were contemplated.

4.    The Certificate is hereby corrected by replacing the definition of “Additional Investment Rights” in Section 1 in its entirety with the following:

“Additional Investment Rights” shall mean the additional investment rights granted to holders of Series AAA Junior Preferred Stock as set forth in Section 6 of those certain Subscription Agreements by and between the Company and the holders of such securities, as well as additional investment rights that may be granted to any and all sub-series designated as Series AAA-2 Junior Preferred Stock, Series AAA-3 Junior Preferred Stock, and so on that may be authorized following the date hereof.

5.    The Certificate is secondly corrected by replacing the definition of “Common Stock Equivalents” in Section 1 in its entirety with the following:

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries of the Company issued after the Effective Date, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

6.    The Certificate is thirdly corrected by replacing the definition of “Junior Securities” in Section 1 in its entirety with the following:

“Junior Securities” means the Common Stock and any other class or series of capital stock of the Company hereafter created which does not expressly rank senior to or pari passu with the Series AAA Junior Preferred Stock (which for these purposes shall also include any and all sub-series designated as Series AAA-2 Junior Preferred Stock, and so on, as well as any and all series or subseries designated Series AAA Junior AIR Preferred, and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation as well as any other rights, preferences and privileges.

7.    The Certificate is fourthly corrected by replacing the definition of “Majority Holders” in Section 1 in its entirety with the following:

“Majority Holders” shall mean the Holders of 50.1% or more of the then issued and outstanding shares of all Series AAA Junior Preferred Stock, which for these purposes shall include the shares of Series AAA Junior Preferred Stock, along with any and all sub-series designated Series AAA-2 Junior Preferred Stock and so on that may be authorized following the date hereof.

8.    The Certificate is fifthly corrected by replacing the definition of “Parity Securities” in Section 1 in its entirety with the following:

“Parity Securities” means any class or series of capital stock of the Company hereinafter created that expressly ranks pari passu with the Series AAA Junior Preferred Stock (which for these purposes shall include the Series AAA Junior Preferred Stock along with any and all sub-series that may be designated as Series AAA-2 Junior Preferred Stock and so on, as well as any series or sub-series designated Series AAA Junior AIR Preferred, and so on, that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation as well as any other rights, preferences and privileges. There are no Parity Securities existing as of the date hereof.

9.    The Certificate is sixthly corrected by replacing the definition of “Senior Securities” in Section 1 in its entirety with the following:

“Senior Securities” shall be any class or series of capital stock of the Company currently existing or hereafter created which expressly ranks senior to the Series AAA Junior Preferred Stock (which for these purposes shall include the Series AAA Junior Preferred Stock and any and all sub-series designated as Series AAA-2 Junior Preferred Stock and so on, as well as any and all series or subseries of Preferred Stock pursuant to the exercise of Additional Investment Rights that may be authorized following the date hereof) with respect to the distribution of assets on Liquidation, as well as any other rights, preferences and privileges. As of the date hereof, the Senior Securities consist of the Series A Preferred, Series AA Preferred, and Series AAA Preferred

10.    The Certificate is seventhly corrected by replacing the definition of “Series AAA Junior AIR Preferred” in Section 1 in its entirety with the following:

“Series AAA Junior AIR Preferred” means the Preferred Stock, regardless of the specific name used to designate such series of Preferred Stock, that will be issuable pursuant to the exercise of Additional Investment Rights granted to holders of Series AAA Junior Preferred (which for these purposes, shall include the Series AAA Junior Preferred, along with and any and all sub-series designated as Series AAA-2 Junior Preferred Stock and so on).

11.    The Certificate is eighthly corrected by replacing Section 4 in its entirety with the following:

Section 4. Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), and subject to the limitations set forth in Section 6(e) and 6(f), each Holder of outstanding shares of Series AAA Junior Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series AAA Junior Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders of Series AAA Junior Preferred Stock shall vote together with the holders of Common Stock as a single class. The Holders shall be entitled to the same notice of any regular or special meeting of the stockholders as may or shall be given to holders of Common Stock entitled to vote at such meetings. As long as any shares of Series AAA Junior Preferred Stock are outstanding, the Company may not, without the affirmative vote of the Majority Holders voting as a separate class, (i) amend, alter or repeal any provision of this Certificate of Designations in a manner that adversely affects the powers, preferences or rights of the Series AAA Junior Preferred Stock, (ii) increase the number of authorized shares of Series AAA Junior Preferred Stock, (iii) issue, or obligate itself to issue Senior Securities (except as the Company may already be obligated to issue, including issuances pursuant to those certain subscription agreements entered into with the Company’s investors regarding the offer and sale of the of the Series AA Preferred and/or the Series AAA Preferred), or (v) entering into any agreement with respect to the foregoing. Notwithstanding anything contained herein to the contrary, no holder of Series AAA Junior Preferred Stock shall be entitled to vote on any matter presented to the Company’s stockholders relating to approving the conversion of such holder’s Series AAA Junior Preferred Stock into an amount in excess of the Primary Market Limitation. Notwithstanding anything contained herein, for the purposes of this Section 4, the outstanding shares of Series AAA Preferred also includes any and all sub-series designated Series AAA-2 Junior Preferred Stock and so on, that may be authorized following the date hereof and shall take into account the number of whole shares of Common Stock into which the shares of Series AAA Junior Preferred Stock (including the Series AAA Junior Preferred Stock and any other sub-series designated Series AAA-2 Junior Preferred Stock and so on, that may be authorized following the date hereof) are convertible into as of the record date for determining stockholders entitled to vote on such matter.

12.    The Certificate is ninthly corrected by replacing Section 5(a) in its entirety with the following:

(a) The Series AAA Junior Preferred Stock shall, with respect to distributions of assets and rights upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding-up of the Company (“Liquidation”) or Deemed Liquidation Event, rank: (i) junior to the Senior Securities, if any (ii) pari passu with the Parity Securities, if any and (iii) senior to the Junior Securities. For purposes hereof, references to Series AAA Junior Preferred Stock in this Section 5 shall include the Series AAA Junior Preferred Stock and all sub-series designated Series AAA-2 Junior Preferred Stock and so on, as well as any subseries designated Series AAA Junior AIR Preferred that may be authorized following the date hereof.

13.    The Certificate is tenthly corrected by replacing the definition of “Exempt Issuance” in Section 7(a)(ii) in its entirety with the following:

“Exempt Issuance” means (i) Equity Securities (a) issued or issuable upon conversion or exercise of any currently outstanding securities (including, without limitation, any Parity Securities, the Senior Securities and Senior Rights), (b) issued in accordance with this Certificate of Designations (including the Conversion Shares and the Dividend Shares), (c) issued or issuable pursuant to the exercise of any contractual rights to purchase additional shares of a newly authorized series of Preferred Stock with terms similar to the Senior Securities granted to certain holders of Senior Securities (the “Senior Rights”), inclusive of any Equity Securities issued upon the conversion of such newly authorized and issued shares of Preferred Stock after the exercise of the Senior Rights (the “Senior Rights Shares”), (d) issued or issuable as dividends on the Senior Rights Shares after the exercise and issuance thereof, (e) issued or issuable pursuant to any exercise of any Additional Investment Rights (the “Parity Rights”), inclusive of any Equity Securities issued upon the conversion of such newly authorized and issued shares of Preferred Stock after the exercise of the Parity Rights (the “Parity Rights Shares”) (ii) Equity Securities granted to officers, directors and employees of, and consultants to, the Company pursuant to stock option or purchase plans or other compensatory agreements approved by the Board of Directors; (iii) Equity Securities issued in connection with any pro rata stock split, stock dividend or recapitalization by the Company; (iv) Equity Securities issued in a Strategic Investment; (v) Equity Securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other corporation or entity; and (vi) securities issuable upon conversion or exercise of the securities set forth in paragraphs (i) – (v) above. For purposes of this Section 7(a)(ii), the term “Certificate of Designations” shall mean this Certificate of Designations, and any other certificate filed for such authorized series of shares entitled Series AAA-2 Junior Preferred Stock and so on, that may be authorized following the date hereof.

14.    All other provisions of the Certificate remain unchanged.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 20th day of September, 2024.

SUPER LEAGUE ENTERPRISE, INC.

By:	/s/ Ann Hand
Ann Hand
Chief Executive Officer

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